Exhibit 10.3

TIME SHARING AGREEMENT

THIS TIME SHARING AGREEMENT (“Agreement”) is entered into this [__] day of [____] (“Effective Date”) by and between Snap Inc., a Delaware corporation (“Lessor”), and the individual identified in Exhibit A hereto, as lessee (“Lessee”).  Lessor and Lessee are hereinafter sometimes referred to individually as “Party” and also collectively as “Parties”.

RECITALS

WHEREAS, Lessor is the operator of the Aircraft described and referenced in Exhibit B attached hereto;

WHEREAS, Lessor employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Lessor has agreed to lease the Aircraft and flight crew to Lessee from time to time on a time sharing basis, as defined in Section 91.501(c)(l) of the Federal Aviation Regulations (“FAR”).

NOW, THEREFORE, in consideration of the foregoing and based on the mutual covenants and conditions set forth herein, the Parties agree as follows:

ARTICLE 1

LEASE OF AIRCRAFT

1.1Lease of Aircraft.  Pursuant to and in accordance with the provisions of FAR Section 91.501(c)(l), Lessor hereby agrees to lease the Aircraft from time to time to Lessee, as the case may be, on a time sharing, non-continuous and non-exclusive basis, and Lessee hereby agrees to lease the Aircraft from time to time from Lessor on a time sharing, non-continuous and non-exclusive basis, during the Term (as defined in Article 2) and subject to the terms and conditions herein contained.

1.2Delivery and Redelivery of Aircraft.  Upon the request of Lessee, subject to the availability of the Aircraft as determined by Lessor in accordance with Section 1.3, Lessor shall make the Aircraft available to Lessee at such location as such Lessee may reasonably request.  Lessee acknowledges that Lessor currently bases the Aircraft at Van Nuys Airport (KVNY), Van Nuys, California (“Home Base”).  The repositioning, ferry or dead head flights of the Aircraft required in connection with Lessee’s flights of the Aircraft under this Agreement, including delivery or redelivery of the Aircraft to the Home Base or to such other location as determined by Lessor’s specific schedule of the Aircraft usage for its intended business or as the Parties may otherwise agree, shall be deemed to be use of the Aircraft by Lessee and at Lessee’s expense subject to the FAA Maximum (as defined and set forth in Section 1.4).

1.3Availability, Scheduling, and Use of Aircraft Flights.  Lessee shall advise Lessor of Lessee’s request for flight time and use of the Aircraft under this Agreement by giving Lessor advance notice by telephone or email as far in advance of any given flight as reasonably possible Lessee’s notice shall provide the customary information required by Lessor and its flight crew for each proposed flight.  Lessor, in its sole discretion, shall have final authority over the scheduling of the Aircraft and in the event of a scheduling conflict, Lessor’s plans and decisions shall control. Lessor shall not be liable to Lessee or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason, except in the event of willful misconduct by Lessor. In addition to requested schedules and departure times, Lessee shall provide the information for each proposed flight reasonably in advance of the desired departure time as required by Lessor or its flight crew. In the absence of another flight scheduled on the Aircraft by Lessee or another scheduled business trip, the Aircraft may remain at the destination until its next required use.

00004242.DOCX - 7

1.4Rent.  For each flight (including the repositioning, ferry or dead head flights set forth under Section 1.2) conducted under this Agreement by Lessee, Lessee shall pay to Lessor rent (“Rent”) equal to the Variable Costs (as defined below) of the flight; provided, however, that in no case shall the Rent for a flight exceed the FAA Maximum.  The amount of Rent for a particular flight shall be estimated by Lessor (or its delegate) in advance of a particular flight and shall be finally determined after the particular flight.  With respect to a particular flight, the “FAA Maximum” shall equal the aggregate amount of the expenses incurred for such flight as authorized and listed by FAR Section 91.501(d), consisting of the following enumerated expenses:

(1)	Fuel, oil, lubricants, and other additives;
(2)	Travel expenses of the crew, including food, lodging, and ground transportation;
(3)	Hangar and tie-down costs away from the Aircraft’s base of operation;
(4)	Insurance obtained for the specific flight;
(5)	Landing fees, airport taxes, and similar assessments (including, without limitation and to the extent permitted by law, reimbursement of the taxes referred to in Section 1.6);
(6)	Customs, foreign permit, and similar fees directly related to the flight;
(7)	In flight food and beverages;
(8)	Passenger ground transportation;
(9)	Flight planning and weather contract services; and
(10)	An additional charge equal to one hundred percent (100%) of the expenses listed in paragraph (1) of this Section 1.4.

The “Variable Costs” of a particular flight shall equal the FAA Maximum with respect to that flight, modified by (a) subtracting the amount set forth in paragraph (10) of this Section 1.4, and (b) adding any variable maintenance and other variable costs of the flight not otherwise included in paragraphs (1) through (9) of this Section 1.4 (e.g., the Maintenance Programs described and referred to in Exhibit B).

Notwithstanding the foregoing, in the event a particular trip is comprised of both business purpose flight legs and personal use flight legs, Rent for such trip shall be determined as follows:

•

The basic principle shall be that Variable Costs shall be calculated for all flight legs of such trip and shall be compared to the hypothetical Variable Costs that would have been incurred had the trip itinerary been conducted solely as a business purpose flight.  The excess, if any, of such Variable Costs shall be the amount of Rent imposed upon Lessee for such trip consisting of mixed purpose flight segments; provided, however, that in no case shall the Rent for a flight exceed the FAA Maximum.

•

Any personal use attributable to a specific flight leg of a trip comprising multi-leg flights shall render that specific flight leg, in its entirety, a personal use flight leg of the trip (excluding any personal use solely attributable to the presence of non-business guests of the Lessee on a business flight).

•

For purposes of clarity, assume that Lessee is traveling on the Aircraft from Los Angeles to New York for business reasons and is scheduled to return from New York to Los Angeles as part of the same business trip.  If, instead of returning to Los Angeles from New York, Lessee adds a new leg to the flight from New York to Miami for personal reasons and then travels

2.

back to Los Angeles from Miami, Lessee shall pay Rent on the New York-to-Miami and the Miamito-Los Angeles legs of the trip, but the amount of such Rent shall not exceed the positive difference (if any) between the Variable Costs of such flight legs less hypothetical Variable Costs that would have been incurred had the return trip been completed via a nonstop flight from New York-to-Los Angeles as a business purpose flight.  Accordingly, in such example, if the Variable Costs of the New York-to-Los Angeles return flight segment for business purposes would have been $20,000 and the Variable Costs with respect to the New York-toMiami and the Miami-to-Los Angeles flight legs totaled $30,000, the Rent for the two personal legs of the flight would be $10,000 (but subject to the FAA Maximum limitation).

•

As another example, assume that a flight is necessary from Los Angeles to New York for business reasons and would otherwise be scheduled to return from New York to Los Angeles as part of the same business trip.  If, for personal reasons, Lessee makes a stop in Chicago on the way to New York from Los Angeles and, on the return flight, stops in Denver for personal reasons, Lessee shall pay Rent on the entire trip (all four flight legs), but the amount of such Rent shall be equal to the positive difference (if any) between the Variable Costs of all four flight legs of such trip less the hypothetical Variable Costs that would have been incurred had the two business-intended flight legs of the trip (Los Angeles-to-New York and New York-to-Los Angeles) been completed for business purposes (subject in all events to the FAA Maximum limitation).

1.5Taxation.  In the event that the SIFL Value (as defined below) with respect to a specific flight should exceed Rent for a particular flight, then such excess difference shall be imputed as taxable compensation to Lessee includable in such Lessee’s gross income in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended (“IRC”), and Treasury Regulations promulgated thereunder, and correctly treated and documented for income tax and employment tax and reporting purposes.  To the extent any such income results in tax withholding obligations for Lessor, or any of their respective affiliates, Lessee agrees that Lessor may withhold the amount of such taxes from any other compensation otherwise payable to Lessee or, at Lessor’s discretion, may require Lessee to provide for such payment.  The “SIFL Value” of a particular flight shall equal the valuation of such flight using the special non-commercial flight valuation rule for employees determined under the base aircraft valuation formula (also known as the Standard Industry Fare Level formula), in accordance with the applicable provisions of federal income tax regulations Section l.61-21(g).

1.6Federal Excise Tax on Transportation by Air.  Lessee agrees and accepts that Lessee shall be responsible for paying to Lessor the federal excise tax under IRC Section 4261 on the Rent paid to Lessor in accordance with Section 1.4, and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by Lessee hereunder.

1.7Method of Payment.  Lessee shall provide Lessor from time to time a deposit in an amount reasonably estimated by the Parties to cover the anticipated level of Rent for personal use by Lessee of the Aircraft based upon the projected number of trips and their duration and profiles.  Lessor may request an increase in the deposit amount at any time should an increased use of the Aircraft occur or should there be an increase of the Variable Costs.  Lessor is permitted to deduct from the deposit at any time the amount of Rent that is incurred under this Agreement from time to time and, in such event, Lessee agrees promptly to replenish the deposit account in accordance with the terms of this Agreement. Lessor shall provide Lessee a periodic statement of Rent incurred.

3.

ARTICLE 2

TERM

The term of this Agreement shall commence on the Effective Date and shall continue for one year after said date.  This Agreement shall automatically be renewed for additional one (1) year periods upon the same terms and conditions in the event neither Party gives the other Party a written notice of termination thirty (30) days prior to the end of the initial term or any extensions (the initial term and any extensions thereof are hereinafter referred to as “Term”).  Notwithstanding the foregoing, either Party may terminate this Agreement at any time upon thirty (30) days’ written notice, provided, however, that this Agreement may be terminated on shorter notice as may be required to comply with applicable law, regulations, insurance requirements, or in the event the insurance required hereunder is not in full force or effect. This Agreement shall terminate automatically upon (i) the termination of Lessor’s lease of the Aircraft; or (ii) Lessee ceasing to be an executive officer or director of Lessor.  Notwithstanding the foregoing, any provisions directly or indirectly related to Lessee’s payment obligations for flights completed prior to the date of termination and the limitation of liability provisions in Section 7.18 will survive the termination of this Agreement.

ARTICLE 3

OPERATION AND MAINTENANCE RESPONSIBILITIES

3.1Operational Control and Crew.  With respect to each flight undertaken under this Agreement, Lessor shall have and retain operational control of the Aircraft as provided in the applicable FAR (as defined in FAR Section 1.1 “operational control,” with respect to a flight, means the exercise of authority over initiating, conducting, or terminating a flight.); and, for federal tax purposes, shall have and retain “possession, command and control” of the Aircraft, as determined under IRC and the Regulations and rulings promulgated thereunder.  Lessor shall employ, pay for and provide to Lessee a qualified flight crew for each flight undertaken under this Agreement.

3.2Duties and Responsibilities of Crew.  In accordance with applicable FAR, the qualified flight crew provided or contracted for by Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder.  Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety.  The pilot in command shall have final and complete authority over all matters concerning the preparation of the Aircraft for flight and the flight itself, including whether to cancel any flight for any reason or condition, which in the judgment of such pilot in command would compromise the safety of the flight.  No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person. Lessor’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by Lessor and FAR Part 91. Lessee acknowledges and agrees that Lessor shall not be liable under any circumstances for delay or failure to furnish the Aircraft and the flight crew pursuant to this Agreement, except in the event of willful misconduct by Lessor.

3.3Maintenance.  Lessor shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections in accordance with FAR Part 91 on the Aircraft so that the Aircraft remains in good operating condition consistent with its airworthiness certification, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws, regulations and requirements, and within the sound discretion of the pilot in command. In the event that any non-standard maintenance is required during the Term (as defined below) and will interfere with Lessee’s requested or scheduled flights, Lessor or Lessor’s pilot in command

4.

shall notify Lessee of the maintenance required, the effect on the ability to comply with Lessee’s requested or scheduled flights and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall Lessor be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.

3.4Exercise of Authority and Rights on Behalf of Lessor.  Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Lessor, or the Compensation Committee, with delegated power, shall have the authority on behalf of Lessor to take all actions with respect to this Agreement.  Inasmuch as this Agreement constitutes a related party transaction between Lessor and Lessee, the Board of Directors of Lessor has also granted the Audit Committee of Lessor’s Board of Directors, as applicable, with plenary authority to act on behalf of the Board of Directors with respect to any such matter under this Agreement.  The Board of Directors, Audit Committee, or Compensation Committee may further authorize the Chief Financial Officer of Lessor or the General Counsel of Lessor to act by delegated authority on behalf of Lessor with respect to any issues arising under this Agreement.

ARTICLE 4

INSURANCE

4.1Insurance by Lessor.  Lessor, at its sole cost, shall maintain in effect during the Term of this Agreement aircraft liability insurance covering third party bodily injury and property damage liability, including passenger legal liability and all-risk aircraft physical damage insurance.  Lessor’s insurance shall be primary and without right of contribution from any other insurance.  Lessor shall cause Lessee to be included as an additional insured with respect to the aircraft liability coverage and provided with a waiver of subrogation with respect to aircraft physical damage coverage..

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1Representations, Warranties and Covenants of Lessor.  Lessor hereby represents, warrants and covenants to Lessee the following:

5.1.1Lessor has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement.

5.1.2Lessor shall operate and maintain the Aircraft in a prudent and professional manner, in accordance with the flight manual and recommended manufacturer’s operating practices and procedures, and in full compliance with all applicable federal, state or local rules and regulations, and the provisions of Lessor’s insurance policy.

5.2Representations, Warranties and Covenants of Lessee.  Lessee hereby represents, warrants and covenants to Lessor the following:

5.2.1Lessee has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement.

5.2.2Lessee shall use the Aircraft only for and on account of his own personal or business matters, including the transportation of his family members, relatives, guests and business associates, and shall not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire or for common carriage;

5.

5.2.3Lessee will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of Lessee’s action or inactions, and shall not attempt to convey, mortgage, assign, lease or any way alienate the Aircraft or Lessor’s rights hereunder or create any kind of lien or security interest involving the Aircraft or do anything or take or fail to take any action that might mature into such a lien or security interest attaching to the Aircraft; and

5.2.4During the Term of this Agreement, Lessee shall abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation or use of the Aircraft by a lessee under a time sharing arrangement.

ARTICLE 6

NOTICES

All notices or other communications, which shall or may be given pursuant to this Agreement, shall be in writing (except as permitted in Section 1.3) and shall be delivered by certified mail or registered mail with postage prepaid, return receipt requested, by e-mail or by hand.  Such communication shall be deemed given and received upon dispatch, if sent by e-mail (provided a transmission error message is not received by sender), or upon delivery if hand delivered, or within three (3) days of mailing, if sent by certified or registered mail, at the addresses of the Parties as set forth in Exhibit C attached hereto.  Any address for notice to a Party may be changed at any time by written notice to the other Parties.

ARTICLE 7

MISCELLANEOUS

7.1Aircraft Policy.  Except as expressly provided for herein, the Parties are subject to and bound by the terms and conditions set forth in Lessor’s Aircraft Policy (the “Policy”).

7.2Additional Documentation.  At the request of either Party, the other Party shall execute and deliver or cause to be delivered any documents or take any action reasonably deemed necessary or appropriate in connection with the Aircraft and this Agreement.

7.3Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

7.4Partial Invalidity.  If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

7.5Waiver.  With regard to any power, remedy or right provided in this Agreement or otherwise available to any Party, (i) no waiver or extension of time shall be effective unless expressly contained in writing signed by the waiving Party; (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time or omission in exercise or other indulgence; and (iii) waiver by any Party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

7.6Entire Agreement.  The Policy and this Agreement (including the attached exhibits) constitutes the entire agreement between the Parties pertaining to the subject matter contained in the Policy and this Agreement and supersedes any prior or contemporaneous agreements, between the Parties with respect to the subject matter of this Agreement.  There are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements, other than those expressly set forth or referred to herein.

6.

7.7Amendment.  This Agreement may be amended only by a written agreement signed by all of the Parties.

7.8Severability.  Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9Binding Effect; Assignment.  Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and except as otherwise specifically provided in this Agreement, their respective successors and assigns, provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred, or encumbered by Lessee, and any purported or attempted transfer or assignment by Lessee without the prior express written consent of Lessor shall be void and of no effect.

7.10Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.11Attorneys’ Fees.  Should any action be commenced between any of the Parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the Parties or their successors, the Party or Parties prevailing in such action as determined by the court shall be entitled to recover from the other Party all of its costs and expenses incurred in connection with such action (including without limitation fees, disbursements and expenses of attorneys and costs of investigation).

7.12No Third Party Rights.  Nothing in this Agreement whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any other persons to any Party to this Agreement, nor shall any provision give any third person any rights of subrogation or action over or against any Party to this Agreement.

7.13Counterparts.  This Agreement may be executed in any number of counterparts (including by any means intended to preserve the original graphic and pictorial appearance of a document or by electronic or digital signature), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

7.14Expenses.  Each Party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

7.15Relationship of the Parties.  Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal and agent relationship between the Parties hereto or be construed to evidence the intention of the Parties to constitute such.

7.16Survival.  All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate, exhibit, schedule, or other writing provided for in it, shall survive the Term of this Agreement.

7.17Determination of Rent.  Lessor shall have plenary authority to administer this Agreement and make determinations of Rent (subject to the FAA Maximum amount) and shall bear the cost of

7.

administration of this Agreement and the calculations of Rent required by this Agreement.  Lessee shall have the right to inspect and review such determinations from time to time upon request and Lessor will use reasonable commercial efforts to provide to Lessee third-party documentation, wherever practically available, upon such Lessee’s written request to substantiate any Rent determinations under this Agreement including the Variable Costs or other recoupable expenses used in such determinations.

7.18Limitation of Liability. NEITHER LESSOR (NOR ITS AFFILIATES) MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE.

IN NO EVENT SHALL LESSOR OR ITS AFFILIATES BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO LESSEE OR LESSEE’S GUESTS FOR ANY CLAIMED LIABILITIES, LOSSES, OR INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF THE USE OR OPERATION OF THE AIRCRAFT PURSUANT TO THIS AGREEMENT (ALTOGETHER, THE “LOSSES”), REGARDLESS OF WHETHER SUCH LOSSES ARISE OUT OF OR ARE CAUSED BY, IN WHOLE OR IN PART, LESSOR’S NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABLITY OR WHETHER LESSOR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH LOSSES.

The provisions of this Section 7.18 shall survive the termination or expiration of this Agreement.

ARTICLE 8

TRUTH IN LEASING

8.1LESSOR CERTIFIES THAT THE AIRCRAFT OPERATED BY LESSOR PRESENTLY COMPLIES WITH APPLICABLE FAA MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT AND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED FOR THE LAST 12 MONTHS (OR A PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) AND IN THE FUTURE WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FAR FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

8.2LESSOR CERTIFIES THAT LESSOR, AND NOT LESSEE, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT DURING THE TERM HEREOF AND LESSOR WILL BE THE OPERATOR OF THE AIRCRAFT AS PROVIDED HEREIN AND IS RESPONSIBLE FOR COMPLIANCE WITH APPLICABLE FAR.

8.3AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

8.4A COPY OF THIS AGREEMENT SHALL BE MAILED OR FILED BY LESSEE TO THE FAA AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION, P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(1) OF THE FAR AND A COPY OF THIS AGREEMENT SHALL BE CARRIED IN THE AIRCRAFT.

[Signature Page to Follow]

8.

IN WITNESS WHEREOF, the Parties have executed this Time Sharing Agreement as of the day and year first above and written.

LESSOR:

SNAP INC.

By:
Name:
Title:

LESSEE:

[NAME]

9.

EXHIBIT A

LESSEE

[NAME]

10.

EXHIBIT B

AIRCRAFT AND MAINTENANCE PROGRAMS

11.

EXHIBIT C

ADDRESSES FOR NOTICES

12.